                                                                    Exhibit 11

                        Computation of Net Loss Per Share

                                                                     Three Months Ended                 Nine Months Ended
                                                                        September 30,                     September 30,
                                                                     1997            1996              1997            1996
                                                                  (unaudited)     (unaudited)       (unaudited)     (unaudited)
                                                                 ------------    ------------      ------------    ------------
Net loss                                                         $ (1,200,944)   $   (822,141)     $ (3,635,033)   $   (998,834)

Loss per common and common equivalent share:

   Weighted average number of shares of common stock
   outstanding during the periods after giving effect to the
   one-for-three reverse stock split in July 1996                  12,295,474      10,200,160        12,185,827       4,287,837

   Common equivalent shares from stock options issued
   during the 12-month period prior to the registration
   statement filing using the treasury stock method                        --              --                --          66,308

                                                                 ------------    ------------      ------------    ------------
   Shares used in calculation of net loss per share                12,295,474      10,200,160        12,185,827       4,354,145

   Net loss per common and common equivalent share               $      (0.10)   $      (0.08)     $      (0.30)   $      (0.23)
                                                                 ============    ============      ============    ============

Loss per common and common equivalent share assuming full dilution:

   Weighted average number of shares of common stock
   outstanding during the periods after giving effect to the
   one-for-three reverse stock split in July 1996                                  10,200,160                         4,287,837

   Series A convertible preferred stock prior to conversion                           826,650                         3,582,149

   Series B convertible preferred stock prior to conversion                           406,746                         1,762,567

   Common equivalent shares from stock options issued
   during the 12-month period prior to the registration
   statement filing using the treasury stock method                                        --                            66,308
                                                                                 ------------                      ------------

   Weighted average number of common and common
   equivalent shares outstanding assuming full dilution                            11,433,556                         9,698,861

   Net loss per common and common equivalent share
   assuming full dilution                                                        $      (0.07)                     $      (0.10)
                                                                                 ============                      ============